Exhbiti 99.2

Evergreen Energy Announces Employment
Inducement Awards to Thomas H. Stoner, Jr.

FOR IMMEDIATE RELEASE

DENVER – June 26, 2009 - As required by NYSE Arca rules, Evergreen Energy Inc. (NYSE Arca: EEE) today reported that Thomas  H. Stoner, Jr. received stock-based awards consisting of 3,000,000 restricted stock awards and options to purchase 500,000 shares of Evergreen’s common stock. Additionally, during the first year of his employment, he will receive one-third, or approximately $100,000, of his base salary in shares of restricted common stock, payable on a monthly basis based on the closing price of Evergreen’s common stock on the last trading day of each month.
These awards were made in accordance with the employment inducement award exemption provided by Rule 5.3(d)(5)(A) of the NYSE Arca corporate governance listing standards and were therefore not awarded under any of Evergreen’s stockholder approved equity plans.
The restricted stock awards represent the contingent right to receive up to 3,000,000 shares of restricted common stock, subject to performance-based vesting upon the attainment of certain benchmarks, and assuming continuous employment, as follows:  (i) 1,000,000 shares of common stock upon an increase in the closing price of Evergreen’s common stock to $1.50 or higher per share for all of the trading days within any sixty consecutive calendar day period; (ii) an additional 500,000 shares of common stock upon an increase in the closing price of Evergreen’s common stock to $2.00 or higher per share for all of the trading days within any sixty consecutive calendar day period; (iii) an additional 500,000 shares of common stock upon an increase in the closing price of Evergreen’s common stock to $2.50 or higher per share for all of the trading days within any sixty consecutive calendar day period; (iv) an additional 500,000 shares of common stock upon an increase in the closing price of Evergreen’s common stock to $3.00 or higher per share for all of the trading days within any sixty consecutive calendar day period; and (v) an additional 500,000 shares of common stock upon an increase in the closing more

Evergreen Inducement Award
June 26, 2009 – Page 2

price of Evergreen’s common stock to $4.00 or higher per share for all of the trading days within any sixty consecutive calendar day period.
Vesting of the award pursuant to the benchmarks above may also occur in the event of a merger or acquisition of Evergreen in which the price per share for the company’s common stock satisfies the above vesting thresholds.  Any unvested portion of the restricted stock award will expire on June 24, 2013.  The options were fully vested on the date of grant, have a five-year term and an exercise price of $0.96, the June 24, 2009 closing price of Evergreen’s common stock on the NYSE Arca.
As previously announced, Mr. Stoner became Evergreen’s chief executive officer and president, effective June 24, 2009.  He was also appointed a member of the board of directors. Additional information regarding Mr. Stoner’s compensation and the stock-based awards is included in a current report on Form 8-K that Evergreen filed today with the Securities and Exchange Commission.
About Evergreen Energy
Evergreen Energy Inc. (NYSE Arca: EEE) delivers proven, transformative green energy solutions for cleaner coal production and precise, scientific carbon measurement. www.evgenergy.com
###
Contacts:
Analyst and Investors:	Media and Public Affairs
Jimmac Lofton	Paul Jacobson
VP Corporate Development	VP Corporate Communications
303-293-2992	303-293-2992
jlofton@evgenergy.com	pjacobson@evgenergy.com

or

Kirsten Chapman
Lippert / Heilshorn & Associates
415.433.3777
kchapman@lhai.com

Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. and C-Lock Technology Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study. Readers of this release are cautioned not to put undue reliance on forward-looking statements.